Exhibit 99.1

News Release

Contact:

Bruce Russell

310-559-4955 x101
brussell@cyanotech.com

Cyanotech Names Andrew Jacobson as President & CEO

— Former Hain Personal Care President to Lead New Marketing Initiative

for Cyanotech’s Leading Products, BioAstin® Natural Astaxanthin and Spirulina Pacifica® —

KAILUA-KONA, Hawaii (May 19, 2008) — Cyanotech Corporation (Nasdaq: CYAN), a world leader in producing high-value nutrition and health products from microalgae, announced that its Board of Directors has named Andrew H. Jacobson, age 46, as president and chief executive officer, and a director, effective May 16, 2008.

Mr. Jacobson succeeds Gerald R. Cysewski, Ph.D., who was president and chief executive officer.  Dr. Cysewski was named executive vice president and chief scientific officer focusing on microalgae product development.  He continues as a director.  Dr. Cysewski, who is credited with commercializing the large-scale production of microalgae, founded Cyanotech in 1983.

Cyanotech’s lead independent director, Gregg Robertson, was elected chairman of the board of directors.

The changes in management support Cyanotech’s previously announced transition from its traditional focus on the processing and distribution of microalgae products to a consumer driven, sales and marketing focused business. This transition seeks to increase the value and consumer recognition of its market-leading brands, BioAstin Natural Astaxanthin and Spirulina Pacifica.

“We are pleased to welcome Andy to lead Cyanotech’s next stage of development and growth,” said Mr. Robertson.  “Our products are widely acknowledged as superior and Andy’s strategic vision and experience opening new markets while leading multi-tiered distribution businesses are ideally suited for this transition. His proven expertise and track record in building strong product marketing platforms that result in sustained and profitable growth completes Cyanotech’s prescription for success.”

Mr. Jacobson has more than 23 years of experience in the natural products industry.  He was president of the Personal Care division of the Hain Celestial Group (Nasdaq: HAIN, www.hain-celestial.com).  Hain is a leading natural and organic food and personal care products company with annual sales of approximately $1 billion.  Previously at Hain, he was president of Natural Products.  Mr. Jacobson joined Hain in 1997 through its acquisition of Westbrae Natural Foods where he was president.

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical and cosmeceutical makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597 ~ www.cyanotech.com